Exhibit 99.1

Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES SAME STORE SALES
AND UPDATES GUIDANCE FOR THE FISCAL 2010 SECOND QUARTER
▪	Second Quarter Earnings per Diluted Share are Expected to be in the Range of $0.20 to $0.23
EL SEGUNDO, Calif., July 8, 2010 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today provided same store sales results and updated earnings guidance for the second quarter ended July 4, 2010.
For the fiscal 2010 second quarter, same store sales declined 0.5% versus the comparable period last year. As a reminder, the Company’s same store sales increased 0.3% during the second quarter of fiscal 2009 compared to the second quarter of fiscal 2008.
For the fiscal 2010 second quarter, the Company now expects to realize earnings per diluted share in the range of $0.20 to $0.23, compared to earnings per diluted share of $0.22 for the second quarter last year.
“Our top-line results were slightly softer than we expected, which we attribute largely to the sluggish pace of the economic recovery across much of our geography as well as a lack of warm weather in many of our west coast markets,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “All three of our major merchandise categories — footwear, hardgoods and apparel — performed within a relatively tight range of one another. Although we comped positively in April and June and experienced encouraging sales trends over the recent Fourth of July holiday period, those sales were not enough to offset a challenging month of May that was impacted by lackluster sales of summer-related products.”
Mr. Miller continued, “We continue to perform well on the operational side of our business, as we maintained product margins for the quarter, and remain pleased with our inventory management and expense control efforts. While the economic environment in our markets is not ideal, we remain confident in our overall strategy and believe our focus on providing compelling values to our customers will continue to serve our business well.”
All figures in this release remain subject to the completion of normal quarter-end accounting procedures, which could result in changes to these preliminary results.
Store Openings
During the second quarter, the Company opened two new stores, including one which is intended to replace an existing store that is expected to close at a later date. The Company ended the fiscal 2010 second quarter with 388 stores, and continues to anticipate opening between 10 and 15 new stores, net of relocations, during fiscal 2010.
Conference Call Information
The Company expects to report its earnings results for the fiscal 2010 second quarter and conduct a conference call to discuss those results as well as provide guidance for the fiscal 2010 third quarter during the first week of August.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 388 stores in 12 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow, changes in interest rates, credit availability and Big 5’s ability to refinance its current financing agreement on favorable terms or at all, and higher costs associated with current and new sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the fiscal year ended January 3, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2010. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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